UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cogint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

COGINT, INC.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2017

To our Stockholders:

The Annual Meeting of Stockholders of Cogint, Inc. (the “Company”) will be held on Tuesday, June 13, 2017 at 10:00 a.m., Eastern Time, at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431 to consider and vote on the following proposals:

(1)	The election of nine (9) directors to serve for a one year term until the 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

(2)	A non-binding advisory vote on executive officer compensation (“Say on Pay”); and

(3)	The transaction of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 18, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is being mailed with this proxy statement.

By order of the Board of Directors,

Michael Brauser

Executive Chairman

Boca Raton, Florida

April 28, 2017

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2017

The accompanying proxy statement and the 2016 Annual Report on Form 10-K are available on the

Company’s website on the Investor Relations page at http://www.cogint.com.

YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND

DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY, OR TO USE THE INTERNET

VOTING SYSTEM SET FORTH IN THE PROXY.

COGINT, INC.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on June 13, 2017

General

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cogint, Inc. (the “Board”) of proxies to be voted at our 2017 Annual Meeting of Stockholders (the “Meeting”) and at any and all postponements or adjournments thereof. The Meeting will be held on Tuesday, June 13, 2017, at 10:00 a.m., Eastern Time, at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431. For directions to the Meeting, please contact the Corporate Secretary at (561) 757-4000. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about April 28, 2017. In this proxy statement, Cogint, Inc. is referred to as “cogint,” the “Company,” “we,” “our,” or “us.”

Purpose of the Annual Meeting

At the Meeting, our stockholders will consider and vote upon the following matters:

(1)	The election of nine (9) directors to serve for a one year term until the 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified;

(2)	A non-binding advisory vote on executive officer compensation (“Say on Pay”); and

(3)	The transaction of such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock at the close of business on April 18, 2017, the record date, are entitled to notice of, and to vote at, the Meeting. On that date, we had 54,740,998 shares of common stock outstanding. Each share of common stock is entitled to one vote at the Meeting.

The holders of a majority of the issued and outstanding shares of common stock present at the Meeting, either in person or by proxy, and entitled to vote, constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, a broker does not have the discretion to vote on any of the proposals to be presented at the Meeting. As a result, any broker who is a member of the New York Stock Exchange will not have the discretion to vote on the proposals, if such broker has not received instructions from the beneficial owner of the shares represented.

Directors are elected by a plurality of votes cast and the Say on Pay proposal is approved by a majority of votes present in person or by proxy at the Meeting and entitled to vote. A broker non-vote will have no effect on the proposals. Abstentions will have no effect on Proposal 1 and will have the same effect as a vote against Proposal 2.

In connection with the Company’s acquisition of Fluent, LLC (“Fluent”) in December 2015 (the “Fluent Acquisition”), the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), with the selling stockholders of Fluent (“Sellers”) and Frost Gamma Investment Trust (“Frost Gamma”), Marlin Capital

Investments, LLC (“Marlin Capital”), and certain other stockholders of the Company, solely in their respective capacities as stockholders, pursuant to which the parties agreed to vote in a certain manner on specified matters, including the agreement to vote in favor of each party’s duly approved nominees for the Company’s Board. In the aggregate, stockholders representing approximately 35,306,430 shares of the Company’s common stock or 64.2% have entered into the Stockholders’ Agreement.

Proxy Voting

Shares for which proxy cards are properly executed and returned will be voted at the Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” Proposal 1 — election of the nine nominees for director named herein and “FOR” Proposal 2 — approval of Say on Pay. If other matters are properly presented, the person named in the proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

Voting by Stockholders of Record.

If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy, via the Internet, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Meeting may vote in person by obtaining a ballot from the inspector of elections. Please be prepared to present photo identification for admittance to the Meeting.

Voting by Beneficial Owners.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by following the instructions provided in the voting instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote in person at the Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares, and present such legal proxy from the brokerage firm, bank, or other nominee that holds your shares for admittance to the Meeting. Also, be prepared to present photo identification for admittance to the Meeting.

Changing Your Vote.

You may revoke your proxy and change your vote at any time before the final vote at the Meeting. You may vote again on a later date via the Internet (only your latest Internet proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Meeting and voting in person. Your attendance at the Meeting will not automatically revoke your proxy unless you vote again at the Meeting or specifically request in writing that your prior proxy be revoked.

All votes will be tabulated by an Inspector of Elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Joshua Weingard has been appointed by the Board as Inspector of Elections for the Meeting. A list of the stockholders entitled to vote at the Meeting will be available at the Company’s executive office, located at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, for a period of ten (10) days before the Meeting and will be available for examination by any stockholder.

Proposal 1

ELECTION OF DIRECTORS

We are electing nine (9) directors at the Meeting. Each director will hold office until our next annual meeting or until a successor is elected and qualified to serve on the Board. The Board has nominated the nine individuals listed below (each a “Nominee” and together the “Nominees”) based on the recommendation of the Board’s Corporate Governance and Nominating Committee (the “Nominating Committee”). Messrs. Schulke and Mathis have been nominated pursuant to the Stockholders’ Agreement, which allows Sellers to nominate two nominees to the Board, as further discussed in the section of this proxy statement titled “Nominees for Director and Other Stockholder Proposals.” Each Nominee is a current director who has been nominated for re-election at the Meeting, and each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable. Under our Bylaws, Nominees are elected by a plurality of votes cast.

The following table sets forth certain information concerning our directors/Nominees:

Name	Position	Director Since
Michael Brauser	Executive Chairman	2015
Dr. Phillip Frost	Vice Chairman	2015
Derek Dubner	Director, Chief Executive Officer and Interim President	2015
Ryan Schulke	Director and CEO of Fluent, LLC	2015
Peter Benz	Director	2015
Robert Fried	Director	2009
Donald Mathis	Director	2015
Steven Rubin	Director	2009
Robert Swayman	Director	2015

Biographical Information About Our Nominees

Mr. Michael Brauser, 61, has served as a director of the Company and our Executive Chairman since June 2015. Since 2003, Mr. Brauser has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company. From 1999 to 2002, he served as president and chief executive officer of Naviant, Inc. (eDirect, Inc.), an internet marketing company. He also was a founder of Seisint, Inc. (eData.com, Inc.). Mr. Brauser served as co-chairman of the board of directors of InterCLICK (now a part of Yahoo Inc.), from August 2007 to December 2011. Mr. Brauser also served as co-chairman of the board of directors of ChromaDex Corp., an innovative natural products company, from October 2011 to February 2015. The Nominating Committee believes that Mr. Brauser’s experience as a director on various public company boards of directors and as a manager of an investment company brings extensive business and management expertise to the Board.

Dr. Phillip Frost, 80, has served as Vice Chairman of the Board of the Company since December 2015. Since March 2007, Dr. Frost has served as chairman of the board and chief executive officer of OPKO Health, Inc. (“OPKO”), a multi-national biopharmaceutical and diagnostics company. Dr. Frost has served as chairman of the board of directors of Ladenburg Thalmann Financial Services Inc. (“Ladenburg Thalmann”), an investment banking, asset management, and securities brokerage firm, since July 2006. He also served as a member of the board of directors of Ladenburg Thalmann from May 2001 until July 2002 and again from March 2004 until June 2006. Since October 2008, Dr. Frost has served as a director of Castle Brands Inc., a developer and marketer of premium brand spirits. Dr. Frost also serves as a director of Cocrystal Pharma, Inc., a publicly traded biotechnology company developing new treatments for viral diseases, and Sevion Therapeutics, Inc., a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases. He also serves as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from January 2006 until February 2015, and also served as chairman of the board of directors of Teva from March 2010 until December 2014 and served as vice chairman of the board of directors from January 2006 when Teva acquired IVAX Corporation (“IVAX”) until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as a director of Northrop Grumman Corp., Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO) and TransEnterix, Inc., and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). The Nominating Committee believes that Dr. Frost’s pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, executive-level managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Mr. Derek Dubner, 45, has served as a member of the Board since March 2015, and presently serves as the Chief Executive Officer and Interim President, as well as Chief Executive Officer of Interactive Data, a Company subsidiary. Mr. Dubner served as our Co-Chief Executive Officer from March 2015 until March 2016, when he was appointed our Chief Executive Officer. Mr. Dubner has over 17 years of experience in the data fusion industry. Mr. Dubner has served as the Chief Executive Officer of Company subsidiary The Best One, Inc. (“TBO”), and its subsidiary, Interactive Data, since October 2014. Prior to TBO, Mr. Dubner served as General Counsel of TransUnion Risk and Alternative Data Solutions, Inc. from December 2013 to June 2014. Mr. Dubner served as General Counsel and Secretary of TLO, LLC from inception in 2009 through December 2013. The Nominating Committee believes Mr. Dubner’s experience as Chief Executive Officer of the Company provides valuable business, industry, and management advice to the Board.

Mr. Ryan Schulke, 34, has served as a director of the Company since December 2015 and has served as the Chief Executive Officer of Company subsidiary Fluent, LLC since the Fluent Acquisition in December 2015. Mr. Schulke was a co-founder of Fluent, Inc. in 2010 and has served as Chairman and Chief Executive Officer of Fluent since its inception. Before merging with the Company, Fluent was privately held. Fluent is a leader in people-based digital marketing and customer acquisition. Prior to founding Fluent, Mr. Schulke served as Media Director of Clash Media, a global digital advertising network. The Nominating Committee believes Mr. Schulke’s experience as Chief Executive Officer of Fluent, the Company’s largest subsidiary, provides valuable business, industry, and management advice to the Board.

Mr. Peter Benz, 56, has served as a director of the Company since March 2015. Mr. Benz is the Chief Executive Officer of Viking Asset Management, LLC, an asset and investment management company which he founded in 2001. Since June 2016, Mr. Benz has served as a director of Lilis Energy Inc., an onshore oil and natural gas exploration and production company. From January 2012 until its merger with Lilis Energy Inc. in June 2016, Mr. Benz served as a director of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.), an onshore oil and natural gas exploration and production company, and became its Chairman on November 24, 2015. Mr. Benz has also served as a director of Usell.com, a technology based online market place, since October 2014 and as a director and Chairman of the Board of Optex Systems, Inc., a manufacturer of optical systems for the defense industry since November 2014. The Nominating Committee believes Mr. Benz’s knowledge and experience in developing companies and capital markets strengthen the Board’s collective qualifications, skills, and experience.

Mr. Robert Fried, 57, has served as a director of the Company since October 2009. From August 2011 through May 2015, Mr. Fried served as Chairman of the Board and was Co-Chairman of the Board from October 2009 through August 2011. Mr. Fried served as the President and Chief Executive Officer and a member of the Board of the Company while it was a “special purpose acquisition company,” Ideation Acquisition Corp.

(“Ideation”), from November 2007 to October 2009. Mr. Fried is the founder and Chief Executive Officer of Feeln, a subscription streaming video service acquired by Hallmark Cards, Inc., in 2012. Mr. Fried also operates several Hallmark Cards’ digital businesses including e-cards and personalized digital cards. Mr. Fried is an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, Mr. Fried was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc. Savoy Pictures Entertainment was sold to Silver King Communications, which is now a part of InterActive Corp, in 1996. From 1983 to 1990, Mr. Fried held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures and Director of Business Development at Twentieth Century Fox. Mr. Fried has served as a director of Nasdaq listed ChromaDex Corp. since July 2015 and President and Chief Strategy Officer since March 2017. Mr. Fried also served as a member of the Nominating and Corporate Governance Committee of ChromaDex Corp. from July 2015 to March 2017. The Nominating Committee believes Mr. Fried’s experience as an executive of several companies provides valuable business, leadership and management advice to the Board in many critical areas.

Mr. Donald Mathis, 51, has served as director of the Company since December 2015. Mr. Mathis is currently the Chairman and Chief Executive Officer of Echelon AI (“Echelon”), a NY-based privately held Artificial Intelligence start-up focused on business process automation, predictive data analytics and nextgen digital and cyber security. Mr. Mathis joined Echelon in April 2017. He is also an Operating Partner with Periscope Equity, a Chicago-based growth private equity fund, which he joined in January 2017. In addition, Mr. Mathis has served as a Senior Adviser and Director since April 2016 of the initiative for Digital Counterterrorism (iDCT), a public-private consortium and non-governmental organization focused on countering violent extremism and terrorist recruitment in the digital domain. Mr. Mathis has served since 2013 on the Board of Advisers of Omniangle Technologies, a privately held company involved in business intelligence and information security. Previously, Mr. Mathis served as the Chief Executive Officer of privately held Kinetic Social from October 2011 through April 2016. Mr. Mathis was a co-founder of Kinetic Social, a SaaS and managed service social data and technology company acquired by Blue Chip Venture Company. From 2007 to 2011, Mr. Mathis served as Executive Chairman and Director of Online Intelligence, a privately held digital security firm specializing in brand protection and traffic integrity services. Mr. Mathis was on the audit and compensation committees of Online Intelligence until its acquisition by FAS Labs, Inc. in May 2010, and remained Executive Chairman until November 2011. Mr. Mathis has an MBA from the Harvard Business School and is a Commander in the U.S. Navy (currently inactive reserve). The Nominating Committee believes Mr. Mathis’ knowledge and experience as Chairman and CEO of an artificial intelligence company with a specialty in predictive data analytics, his experience running a social data and technology SaaS and managed services company, as well as his experience in business intelligence, general management, financial management and information security, and his military service, strengthen the Board’s collective qualifications, skills, and experience.

Mr. Steven Rubin, 56, has served as a director of the Company since October 2009. Mr. Rubin has served as the Executive Vice President of OPKO since May 2007 and a director of OPKO since February 2007. Mr. Rubin currently serves on the board of directors of ChromaDex Corp., an innovator of proprietary health, wellness and nutritional ingredients that creates science-based solutions for dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products, since March 2017, VBI Vaccines, Inc., formerly SciVac Therapeutics, Inc., a commercial-stage biopharmaceutical which develops, produces and markets biological products for human healthcare in Israel, since October 2012, Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, since August 2008, Non-Invasive Monitoring Systems, Inc., a medical device company, since 2008, Cocrystal Pharma, Inc., formerly Biozone Pharmaceuticals, Inc., a publicly traded biotechnology company developing new treatments for viral diseases, since January 2014, Sevion Therapeutics, Inc., a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases, since May 2014, Castle Brands, Inc., a developer and marketer of premium brand spirits, since January 2009, and Neovasc, Inc., a company developing and marketing medical specialty vascular devices, since 2008. Mr. Rubin previously served as a director of Dreams, Inc., a vertically integrated sports licensing and products company, from 2006 to 2012, Safestitch Medical, Inc. from September 2007 until its merger with TransEnterix, Inc. in September 2013, Tiger X Medical, Inc. from September 2008 until its merger with BioCardia, Inc. in October 2016, and PROLOR Biotech, Inc., from February 2008 until its acquisition by OPKO in August 2013. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin served as the Secretary of Ideation from June 2007 to October 2009. The Nominating Committee believes Mr. Rubin’s legal experience, managerial experience, and the knowledge and insight he has attained through his service as a director and officer of several publicly-traded corporations provides valuable business leadership, and management advice to the Board.

Mr. Robert Swayman, 62, has served as a director of the Company since June 2015. From 1998 to 2014, Mr. Swayman served as President and Chief Executive Officer of National Alarm Systems, Inc., a company he founded in 1998, prior to its sale in January 2014. From January 2014 through February 2015, Mr. Swayman served as General Manager of ASG Security, which acquired National Alarm Systems. Mr. Swayman served as a director of Vapor Corp., a U.S.-based distributor and retailer of vaporizers, e-liquids and electronic cigarettes, from March 4, 2015 to April 17, 2015, and as an employee of Vapor Corp. since April 17, 2015 providing financial and business advice. Mr. Swayman is a Certified Public Accountant and holds a B.S. degree in accounting from the State University of New York at Buffalo. The Nominating Committee believes Mr. Swayman’s experience as President and Chief Executive Officer of National Alarm Systems, Inc., from 1998 to 2014, as well as his experience as a Certified Public Accountant provides valuable business, leadership, and management advice to the Board.

Vote Required and Board Recommendation

Nominees are elected by a plurality of votes cast at the Meeting.

The Board unanimously recommends a vote “FOR” each Nominee for director.

Director Compensation

When a non-employee director joins the Board, such non-employee director is granted 25,000 restricted stock units (“RSUs”), which RSUs vest in three equal annual installments beginning on the first anniversary of the grant date. Additionally, each Audit Committee member is granted an additional 5,000 RSUs, all of which vest on the one year anniversary of the grant date, and the Chairman of the Audit Committee is granted an additional 5,000 RSUs, which vest on the one-year anniversary of the grant date. Additional equity awards may be granted to directors at the direction of the Compensation Committee based on an individual director’s contributions to the Company. No director received RSUs during 2016. As of December 31, 2016, the aggregate number of shares of common stock subject to stock awards held by each director who was not a named executive officer for the year ended December 31, 2016 is as follows: Dr. Frost — 3,000,000; Mr. Schulke — 550,000; Mr. Benz — 21,666; Mr. Fried — 53,333; Mr. Mathis — 30,000; Mr. Rubin — 150,000; and Mr. Swayman — 21,666. As of December 31, 2016, the aggregate number of shares of common stock subject to option awards held by each director who was not a named executive officer for the year ended December 31, 2016 is as follows: Dr. Frost — 0; Mr. Schulke — 0; Mr. Benz — 0; Mr. Fried — 32,000; Mr. Mathis — 0; Mr. Rubin — 32,000; and Mr. Swayman — 0.

Additionally, on April 13, 2017, the non-employee directors received the following RSU grants in connection with their service on the Board: Dr. Frost — 50,000; Mr. Benz — 15,000; Mr. Fried — 15,000; Mr. Mathis — 15,000; Mr. Rubin — 20,000; and Mr. Swayman — 15,000. These RSUs vest in three approximately equal installments on June 1, 2017, 2018 and 2019, subject to accelerated vesting under certain conditions.

Also on April 13, 2017, Board committee members received the following RSU grants: Mr. Benz — 5,000 in connection with his service as Audit Committee Chairman and 5,000 in connection with his service as an

Audit Committee member; Mr. Rubin — 5,000 in connection with his service as Compensation Committee Chairman; Mr. Swayman — 5,000 in connection with his service as an Audit Committee member; and Mr. Mathis — 5,000 in connection with his service as an Audit Committee member. These RSUs vest on January 1, 2018, subject to accelerated vesting under certain conditions.

Board Meetings; Annual Meeting Attendance; Independence

The Board oversees our business and affairs and monitors the performance of management. The Board met regularly during the year ended December 31, 2016 and continues to meet regularly to review matters affecting our Company and to act on matters requiring Board approval. The Board also holds special meetings whenever circumstances require and may act by unanimous written consent. During 2016, the Board held three meetings and took action by unanimous written consent on eight occasions. All of our directors attended at least 75% of our meetings held in person or by proxy. The Board encourages, but does not require, its directors to attend the Company’s annual meeting. All directors attended the 2016 Annual Meeting of Stockholders.

As required by the listing standards of NASDAQ, a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”

As a result of the Board’s review of the relationships of each of the Nominees for election to the Board, the Board has affirmatively determined that a majority of its current directors and Nominees, Messrs. Benz, Fried, Mathis, Rubin, and Swayman, are “independent” directors within the meaning of the NASDAQ listing standards and applicable law.

Code of Ethics

The Company has adopted a Code of Ethics, which is applicable to the Company’s directors, officers, and employees, including the Company’s principal executive officer and principal financial officer. The Code of Ethics is published on the Company’s website at www.cogint.com on the Investor Relations page. We will disclose on our website amendments to or waivers from our Code of Ethics in accordance with all applicable laws and regulations.

Board Leadership Structure

The Company is led by Michael Brauser, who has served as a director of the Company and our Executive Chairman since June 2015. The Executive Chairman is the individual selected by the Board to manage our Company on a day to day basis. A number of factors support the leadership structure chosen by the Board, including, among others, that his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives. Although we have no formal policy on the separation of our lead executive and chairman of the board, we believe that our current leadership structure is suitable for us. Five of our directors satisfy NASDAQ independence requirements. Our Board also includes two management directors other than Mr. Brauser. The Company does not have a member of our Board who is formally identified as the lead independent director, however Dr. Phillip Frost serves as our Vice Chairman. Also, independent directors head each of our Board’s three standing committees — the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, and each of the committees is comprised solely of independent directors.

Board Oversight of Enterprise Risk

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business and its corporate functions, the Board considers and addresses the primary risks associated with these operations and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive session with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

The members of the Audit Committee are Peter Benz (Chairman), Robert Swayman and Donald Mathis, all of whom are independent directors as determined by the NASDAQ listing standards. The Board has determined that Mr. Benz is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Board has adopted a written charter for the Audit Committee which the Audit Committee reviews and reassesses for adequacy on an annual basis. A copy of the Audit Committee’s charter is located on our website at www.cogint.com.

The Audit Committee held six meetings during 2016 and took no action by written consent.

Compensation Committee

The members of the Compensation Committee are Steven Rubin (Chairman), Robert Fried, Peter Benz and Donald Mathis, all of whom are independent directors as determined by the NASDAQ listing standards. The Compensation Committee is responsible for reviewing and approving compensation of the Company’s executive officers and for advising the Board with respect to compensation of the members of the Board or any committee thereof. The Board has affirmatively determined that each of Messers. Rubin, Fried, Benz and Mathis are independent pursuant to Rule 5605 of the NASDAQ listing standards. A copy of the Compensation Committee’s charter is located on our website at www.cogint.com.

The Compensation Committee held six meetings during 2016 and took no action by written consent.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2016 were Steven Rubin (Chairman), Robert Fried, Peter Benz and Donald Mathis. From November 2007 to October 2009, Mr. Fried served as President and Chief Executive Officer of Ideation. From June 2007 to October 2009, Mr. Rubin served as Secretary of Ideation. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries. None of the members of our Compensation Committee had any relationship required to be disclosed under this caption under the rules of the Securities and Exchange Commission (the “SEC”).

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Robert Fried, Steven Rubin and Peter Benz. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof; recommending nominees for election as directors at each annual stockholder meeting; recommending candidates to fill any vacancies on the Board or any committee thereof; and overseeing the evaluation of the Board. A copy of the Nominating Committee’s charter is located on our website at www.cogint.com.

The Nominating Committee held no meetings during 2016 and took action by written consent one time.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our Board should address the communication either to the Board or to the individual director in care of Joshua Weingard, Corporate Counsel of Cogint, Inc. at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431. Mr. Weingard will forward the communication either to all of the directors, if the communication is addressed to the Board, or to the individual director, if the communication is addressed to a specific director.

Nominees for Director and Other Stockholder Proposals

The Nominating Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating Committee is responsible for reviewing each candidate’s biographical information and assessing each candidate’s independence, skills, qualifications, and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural backgrounds, and professional expertise, among other factors.

Only persons who are nominated in accordance with the procedures set forth in our bylaws will be eligible for election as directors. Nominations of persons for election to the Board and other proposals presented to our stockholders may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our bylaws. Such nominations and other proposals presented to our stockholders, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s nomination for a director or other stockholder proposal must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th ) day, before the first anniversary of the preceding year’s annual meeting. The stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or all information that is required in connection with a stockholder proposal, in each case pursuant to and in accordance with the Section 14(a) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Messrs. Schulke and Mathis have been nominated to the Board in accordance with the Stockholders’ Agreement entered into in connection with the Fluent Acquisition, which provides in part that beginning with the first annual meeting of stockholders following the closing of the Fluent Acquisition and thereafter for so long as the Fluent stockholders beneficially own, in the aggregate, at least 30% of the shares issued in the Fluent Acquisition, Sellers are entitled to nominate two individuals to the Board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP (“Grant Thornton”) serves as the Company’s independent registered public accounting firm. Grant Thornton has acted in such capacity since its appointment effective July 14, 2015. A representative of Grant Thornton is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Changes in Independent Registered Public Accounting

Effective July 14, 2015, the Committee appointed Grant Thornton as the Company’s principal independent registered public accountant to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2015. In connection with the appointment of Grant Thornton, the Committee dismissed RBSM LLP (“RBSM”) effective July 14, 2015, as the Company’s independent registered public accountants. RBSM had served as the Company’s independent registered public accountant since its engagement on May 14, 2015. RBSM did not issue a report on the Company’s financial statements for the year ended December 31, 2015.

During the period May 14, 2015 through July 14, 2015, the Company had not had any disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to RBSM’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such periods. During the period May 14, 2015 through July 14, 2015, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On May 14, 2015, the Committee appointed RBSM as the Company’s principal independent registered public accountant to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2015. This action effectively dismissed Marcum Bernstein & Pinchuk LLP (“MBP”) as of May 14, 2015, as the Company’s principal independent registered public accountants.

The audit report of MBP on the financial statements of the Company, as of and for the years ended December 31, 2014 and December 31, 2013, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2014 and 2013, there were no disagreements with MBP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to MBP’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the years ended December 31, 2014 and 2013 and through May 14, 2015, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

Previously, the consolidated financial statements of Company subsidiary IDI Holdings, LLC (“IDI Holdings”), formerly The Best One, Inc., for the year ended December 31, 2014 (the “2014 Financials”) were audited by L.L. Bradford & Company, LLP (“LLB”); however, LLB is no longer PCAOB registered and, as a result, the Company can no longer include LLB’s audit opinion with the Company’s filings. As a result, on March 15, 2016, the Committee appointed RBSM for the sole purpose of auditing IDI Holdings’ 2014 Financials.

Auditor Fees And Services

The following table sets forth the fees billed to the Company by the Company’s independent registered public accountants, Grant Thornton, for the years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit Fees	$837,096	$595,481
Audit-Related Fees	80,763	34,556
Tax Fees	—	8,697
All Other Fees	—	—

Total	$917,859	$638,734

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and the fees for services such as comfort letters, consents and review of documents filed with the SEC that are normally provided in connection with statutory and regulatory filings for engagements. In 2015, audit fees billed by RBSM of $40,000 were also included.

Audit-related fees are fees billed for assurance and related services rendered by Grant Thornton that are not reported under audit fees, such as accounting consultations and audits in connection with acquisitions.

Tax fees in 2015 relates to tax consulting services performed by Grant Thornton prior to being engaged as the Company’s independent registered public accountant.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent registered public accounting firm. The Audit Committee is also responsible for considering whether the independent registered public accounting firm’s performance of permissible non-audit services is compatible with its independence. The Audit Committee chairman has authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm provided that all pre-approvals by the chairman must be presented to the full Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by the applicable auditors for the years ended December 31, 2016 and December 31, 2015, as described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged as our independent public accountants to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

2.	The Audit Committee has discussed with Grant Thornton, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

3.	The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of Grant Thornton with that firm.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

Peter Benz (Chairman)

Robert Swayman

Donald Mathis

This “Audit Committee Report” is not “Soliciting Material,” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

Cogint’s Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee:

Steven D. Rubin — Chairman

Robert Fried

Peter Benz

Donald Mathis

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to the named executive officers of the Company during 2016, and provides a brief summary of the compensation to be paid to the executive officers in 2017. Throughout this analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during 2016, as well as other individuals included in the Summary Compensation Table and other tables below, are referred to as the “named executive officers.”

Background. During 2014 and before the March 21, 2015 merger (“TBO Merger”) between Tiger Media, Inc. (“Tiger Media”) and The Best One, Inc. (“TBO”), Tiger Media was engaged in the outdoor advertising business in China. Before the TBO Merger, Peter W.H. Tan served as Chief Executive Officer of Tiger Media and following the TBO Merger, whereby TBO became a wholly-owned subsidiary of the Company, Derek Dubner joined Peter Tan as Co-Chief Executive Officers of the Company. Jacky Wang joined Tiger Media as Chief Financial Officer on August 1, 2014. Before Mr. Wang, during 2014, Peter Tan served as Interim Chief Financial Officer. Tiger Media changed its name to IDI, Inc. in April 2015. Company subsidiary TBO changed its name to IDI Holdings in March 2015. In June 2015, in connection with the continuing shift in the Company’s focus towards the big data and analytics sector via subsidiary Interactive Data, the Company’s Board approved a plan to discontinue the operations of its Chinese- and British Virgin Islands-based subsidiaries. None of the executives serving the Company during 2014 and through completion of the TBO Merger served as a named executive officer during 2016 and as such neither this discussion nor the tables that follow include 2014 information.

In June 2015, the Board appointed Michael Brauser as the Company’s Executive Chairman and principal executive officer, Aaron Solomon as interim Chief Financial Officer, James Reilly as President and Chief Operating Officer, and Mr. Wang changed position from Chief Financial Officer to Chief Accounting Officer. In March 2016, Daniel MacLachlan, who had been the Chief Financial Officer of TBO until early February 2015, was appointed Chief Financial Officer and Mr. Solomon was appointed Senior Vice President of Finance and Administration. In December 2015, the Company provided Peter Tan notice of non-renewal of his employment agreement. In March 2016, the Company’s Board of Directors removed Mr. Tan as Co-Chief Executive Officer and appointed Derek Dubner as sole Chief Executive Officer. In July 2016, a temporary injunction was entered against Mr. Reilly, in the matter of TransUnion Risk and Alternative Data Solutions, Inc. vs. James Reilly. On March 23, 2017, the court granted Mr. Reilly’s motion to modify the temporary injunction from a period of two years to one year. Mr. Reilly is scheduled to resume performance of services for the Company on July 1, 2017. During the pendency of the temporary injunction, Mr. Reilly’s responsibilities as President and Chief Operating Officer were assigned to Mr. Dubner. In August 2016, the Board appointed Harry Jordan as the Company’s Chief Operating Officer. In September 2016, the Board appointed Jeff Dell as Chief Information Officer. Also, in September 2016, IDI, Inc. changed its name to Cogint, Inc. and transferred its common stock exchange listing to The NASDAQ Stock Market from the NYSE MKT.

Material Elements of Our Compensation Policy

The core objective of our compensation programs for 2016 was to secure and retain the services of highly qualified executives, with the goal of conserving cash and using non-cash compensation as incentive. We use a combination of salary and long-term equity incentives, principally in the form of restricted stock units (“RSUs”), to compensate our executives.

The Compensation Committee has not engaged the services of outside compensation consultants nor has it used any specific formula, factors, or particular criteria to be met by a named executive officer or assigned any relative weight to any factors or criteria. Rather the Compensation Committee has considered, holistically, the experience, skills, knowledge and responsibilities of the named executive officers in their respective roles taking into account the strategic direction of the business. Thus, as our business has shifted focus from the outdoor advertising business to big data and analytics, we have evolved our compensation strategy to align with our revised strategic focus.

Grants of equity awards are designed to provide a strong incentive for achieving long-term results by aligning the interests of our executives with those of our stockholders, while at the same time encouraging our executives to remain with the Company. The Compensation Committee believes our compensation programs for the named executive officers is appropriately based upon the Company’s performance and the performance and level of responsibility of the executive officer.

Before the TBO Merger, compensation matters were largely determined by the Compensation Committee, with input from Mr. Tan other than with respect to his compensation. The Compensation Committee is responsible for the oversight, implementation, and administration of all of the executive compensation plans and programs. At that time, the Compensation Committee was comprised of Steven D. Rubin, who was the Chairman, and Robert Fried. After the TBO Merger, and the subsequent discontinuation of the outdoor advertising business, Messrs. Brauser and Dubner made recommendations to the Compensation Committee other than with respect to their own respective compensation. In December 2015, Donald Mathis, a Fluent designee to our Board, joined the Compensation Committee. In September 2016, Peter Benz joined the Compensation Committee.

Long-Term Equity Incentive Compensation

One of the key elements of our compensation strategy is long-term equity incentives, principally RSUs. A predecessor of the Company adopted the SearchMedia International Limited (“SMIL”) 2008 Amended and

Restated Share Incentive Plan (the “2008 Plan”), which established an initial pool of 359,370 equity awards to employees, directors and consultants (SMIL was combined with Ideation Acquisition Corp., a predecessor of the Company in 2009). The 2008 Plan was approved by the combined entities’ stockholders at a Special Meeting of Stockholders held on October 27, 2009 and was later amended to increase the number of eligible equity awards to 600,000 shares, and in September 2011, to 900,000 shares and to 1.2 million shares in December 2013.

In April 2015, the Compensation Committee adopted the 2015 Stock Incentive Plan (the “2015 Plan”), which provided a pool of 2.5 million equity awards. The 2015 Plan was approved by the Company stockholders at the Annual Meeting of Stockholders in June 2015. In November 2015, the Board approved an increase of the 2015 Plan from 2.5 million shares to 12.5 million shares. The Compensation Committee determined the increase in the 2015 Plan was warranted as a result of the Company’s acquisition by merger of Fluent and the need to establish a pool of equity awards for the Fluent employees, as well as the anticipated expansion of the Company’s business, including additional personnel. The increase in the 2015 Plan was approved by the Company stockholders at the Annual Meeting of Stockholders held in June 2016.

2016 Compensation Policies and 2017 Compensation Matters

We continue our policy to secure and retain the services of highly-qualified executives and to provide compensation to our executives commensurate and aligned with our performance, advancing both our short- and long-term interests and those of our stockholders. We utilize base salary and non-cash long-term incentives to retain talented executives while conserving cash resources and leveraging a greater portion of overall compensation to non-cash, long-term equity incentives.

When determining base salary, the Compensation Committee did not use any specific formula, factors, or particular criteria to be met by a named executive officer and did not assign any relative weight to any factors or criteria to be considered. Rather, the Compensation Committee exercised its judgment, discretion, and experience with developing businesses by considering all factors deemed relevant. In determining base salaries for 2016, the Compensation Committee considered the experience, skills, knowledge, and responsibilities of the named executive officers in their respective roles.

As a result of providing certain consulting services, Mr. Brauser was granted 175,000 RSUs in April 2015, which vest over three years. Mr. Brauser was elected to the Company’s Board and was appointed Executive Chairman in June 2015. Mr. Brauser began receiving an annual salary of $1.00 commencing in September 2015.

In recognition of Mr. Brauser’s efforts, including those as the driving force in identifying Fluent as a strategic merger partner and consummating the transaction in December 2015, based on Mr. Brauser’s preference that compensation for his efforts on behalf of the Company be aligned primarily with the interests of the Company and its stockholders, the Compensation Committee entered into an employment agreement with Mr. Brauser on November 16, 2015 to increase his salary to $25,000 per annum and provide for the award of 5.0 million RSUs outside of the 2015 Plan, subject to stockholder approval (the “Brauser RSUs”). The Brauser RSUs were approved at the 2016 Annual Meeting of Stockholders. The Brauser RSUs vest over a four-year period, provided that the Company has gross revenue in excess of $100 million and positive EBITDA in any one fiscal year during the vesting period (the “Performance Vesting Conditions”). The Company determined the Performance Vesting Conditions were met, effective March 14, 2017, and as a result, 1.25 million RSUs vested. Mr. Brauser has elected to defer delivery of any vested RSUs until his separation from service from the Company or death or disability. In addition, the Brauser RSUs will vest immediately upon: (i) a change in control, (ii) a termination of Brauser’s employment without cause, (iii) Mr. Brauser’s termination of his employment for good reason, or (iv) his death or disability (as such terms are defined in the amended employment agreement) (the “Additional Vesting Conditions”).

On April 13, 2017, Mr. Brauser received a grant of 125,000 RSUs. The RSUs vest over three years on June 1, 2017, 2018 and 2019, subject to accelerated vesting under certain conditions. Within 30 days of the effective grant date, Mr. Brauser may elect to defer delivery of any vested RSUs until a later date.

Mr. Dubner served as our Co-Chief Executive Officer from March 2015 until his appointment as sole Chief Executive Officer on March 2016. Prior to the TBO Merger, Mr. Dubner was employed by TBO pursuant to a September 30, 2014 Employment Agreement that was amended in March 2015. The Company assumed Mr. Dubner’s agreement as part of the TBO Merger, whereby TBO became a wholly-owned subsidiary of the Company. Mr. Dubner’s base salary was $200,000 and the agreement provided for a two-year term. The agreement provides that if his employment is terminated without cause or as a result of any successor refusing to accept assignment, or by Mr. Dubner for good reason, or by the Company due to an adverse ruling, as those terms are defined in the agreement, Mr. Dubner will be paid severance equal to the greater of (x) Mr. Dubner’s base salary for the remainder of the term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of Mr. Dubner’s base salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, Mr. Dubner is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B to the employment agreement. Mr. Dubner’s agreement provided for an initial grant of 400,000 RSUs, which vest quarterly over the term of the agreement and immediately vest upon a change of control of TBO, however, the March 17, 2015 amendment provided that the TBO Merger would not constitute automatic vesting of the initial TBO RSU grants.

The agreement provided for a cash bonus of $100,000 upon consummation of TBO’s sale, merger, consolidation, share exchange or like transaction with a publicly-traded entity and also provided for a cash bonus of $150,000 upon raising the first $5.0 million in any financing or series of related financings following a transaction that triggers the first bonus. Mr. Dubner was paid the $100,000 bonus on the closing of the TBO Merger and was paid the $150,000 bonus following the July 23, 2015 registered direct placement of Company shares which resulted in approximately $10.0 million in gross proceeds.

On August 22, 2015, the Compensation Committee increased Mr. Dubner’s salary to $264,000 per annum, based on his individual and the Company’s performance. In recognition of his efforts in closing the Fluent Acquisition and related transactions, the Compensation Committee amended Mr. Dubner’s agreement on November 16, 2015 to reflect the previous increase in base salary, to award him 500,000 RSUs under the 2015 Plan, and to extend the term until September 30, 2017. The RSUs vest over three years and are subject to the Performance Vesting Conditions and the Additional Vesting Conditions. The Company determined the Performance Vesting Conditions were met, effective March 14, 2017. On July 7, 2016, the Compensation Committee increased Mr. Dubner’s salary to $325,000 per annum, effective July 1, 2016, based on his individual and the Company’s performance in the preceding year.

On April 11, 2017, the Compensation Committee amended Mr. Dubner’s agreement to extend the term of his employment through April 30, 2020 and to award him 125,000 RSUs under the 2015 Plan effective April 13, 2017. The RSUs vest over three years on June 1, 2017, 2018 and 2019. Such RSUs vest in full upon a Company change in control, termination of Mr. Dubner without cause, termination by Mr. Dubner for good reason, Mr. Dubner’s death or disability, or a termination of Mr. Dubner due to an “adverse ruling” (as each such term is defined in the employment agreement).

Mr. Solomon served as the Company’s Interim Chief Financial Officer from June 2015 through March 29, 2016 and was appointed the Company’s Senior Vice President of Finance & Administration on March 29, 2016. His salary is $158,000 per annum, and he was awarded 50,000 RSUs on April 29, 2015. The RSUs vest over three years. In recognition of his efforts in closing the Fluent Acquisition, Mr. Solomon was granted 50,000 RSUs that vest over three years and are subject to the Performance Vesting Conditions and the Additional Vesting Conditions. The Company determined the Performance Vesting conditions were met, effective March 14, 2017. On April 13, 2017, Mr. Solomon received a grant of 30,000 RSUs. The RSUs vest over three years on June 1, 2017, 2018 and 2019, subject to accelerated vesting under certain conditions. Within 30 days of the effective grant date, Mr. Solomon may elect to defer delivery of any vested RSUs until a later date.

In March 2016, the Board appointed Mr. MacLachlan as Chief Financial Officer and principal financial officer. Pursuant to the terms of his employment agreement with TBO effective on October 2, 2014, as amended, which was assumed by the Company in the TBO Merger whereby TBO became a wholly-owned subsidiary of the Company, the Company pays Mr. MacLachlan an annual salary of $185,000, and under the agreement, Mr. MacLachlan received 50,000 RSUs, which vested in equal quarterly installments during the term of the agreement and were delivered at the end of the two-year vesting period. The term of the employment agreement was through September 30, 2016. The Compensation Committee ratified Mr. MacLachlan’s employment agreement in March 2016. In October 2016, the Company entered into a second amendment to employment agreement with Mr. MacLachlan relating to his service as Chief Financial Officer of the Company (the “MacLachlan Amendment”). Pursuant to the MacLachlan Amendment, the Company and Mr. MacLachlan agreed to extend the term of his employment through September 30, 2017. All other terms of Mr. MacLachlan’s employment agreement remain unchanged. On July 7, 2016, the Compensation Committee increased Mr. MacLachlan’s salary to $220,000 per annum, effective July 1, 2016, based on his individual and the Company’s performance in the preceding year. Effective January 1, 2017, the Compensation Committee increased Mr. MacLachlan’s salary to $226,269 per annum.

On April 11, 2017, the Compensation Committee amended Mr. MacLachlan’s agreement to extend the term of his employment through April 30, 2020 and to award him 100,000 RSUs under the 2015 Plan effective April 13, 2017. The RSUs vest over three years on June 1, 2017, 2018 and 2019. Such RSUs vest in full upon a Company change in control, termination of Mr. MacLachlan without cause, termination by Mr. MacLachlan for good reason, Mr. MacLachlan’s death or disability, or a termination of Mr. MacLachlan due to an “adverse ruling” (as each such term is defined in the employment agreement). The agreement provides that if his employment is terminated without cause or as a result of any successor refusing to accept assignment, or by Mr. MacLachlan for good reason, or by the Company due to an adverse ruling, as those terms are defined in the agreement, Mr. MacLachlan will be paid severance equal to the greater of (x) Mr. MacLachlan’s base salary for the remainder of the term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of Mr. MacLachlan’s base salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, Mr. MacLachlan is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B to the employment agreement.

On August 8, 2016, the Board appointed Harry Jordan as the Company’s Chief Operating Officer. Mr. Jordan receives an annual salary of $225,000. Additionally, on August 8, 2016, Mr. Jordan was awarded 100,000 RSUs, which vest in three equal annual installments beginning August 8, 2017. The RSUs vest in full upon a Company change in control, as defined in the agreement, or Mr. Jordan’s death or disability. On April 13, 2017, Mr. Jordan received a grant of 50,000 RSUs. The RSUs vest over three years on June 1, 2017, 2018 and 2019, subject to accelerated vesting under certain conditions. Within 30 days of the effective grant date, Mr. Jordan may elect to defer delivery of any vested RSUs until a later date.

On September 13, 2016, the Board appointed Jeff Dell as Chief Information Officer. Mr. Dell served as our VP Information Security from July 2015 through May 2016 and Interim Chief Information Officer from June 2016 through September 2016, and was appointed Chief Information Officer on September 13, 2016. Mr. Dell’s salary was $150,000 per annum through May 15, 2016 and was increased to $185,000 per annum through December 31, 2016. Mr. Dell’s current salary is $215,000 per annum effective January 1, 2017. On April 13, 2017, Mr. Dell received a grant of 40,000 RSUs. The RSUs vest over three years on June 1, 2017, 2018 and 2019, subject to accelerated vesting under certain conditions. Within 30 days of the effective grant date, Mr. Dell may elect to defer delivery of any vested RSUs until a later date.

For additional information relating to Messrs. Brauser, Dubner and MacLachlan’s employment agreements and payments to our named executive officers upon a change in control or termination, see the sections below titled “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

The Role of Stockholder Say on Pay Votes

The Board, Compensation Committee, and management value the opinions of our stockholders. We provide our stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, including compensation that may be paid in connection with a change in control or a termination, every year. We refer to this advisory vote as Say on Pay. At our annual meeting of stockholders held in June 2016, approximately 98.6% of the stockholders who voted on the Say on Pay proposal voted in favor of the compensation of our named executive officers as disclosed in our 2016 proxy statement. Although the advisory say on pay vote is non-binding, our Compensation Committee has considered the outcome of the vote and determined not to make material changes to our executive compensation programs because the Compensation Committee believes this advisory vote indicates considerable stockholder support for our approach to executive compensation. Our Compensation Committee will continue to consider the outcome of our Say on Pay votes when making future compensation decisions for our named executive officers.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for each of the named executive officers for the last three completed fiscal years.

Name and Principal Position	Year (9)	Salary		Non-Equity Incentive Plan Compensation		Stock Awards (1)		Option Awards	Total
Michael Brauser (2)	2016	$25,000		$—		$—		$—	$25,000
Executive Chairman	2015	$2,083	(2)	$—		$52,787,500	(2)	$—	$52,789,583

Derek Dubner (3)	2016	$294,500		$—		$—		$—	$294,500
Chief Executive Officer	2015	$180,834	(3)	$250,000	(8)	$6,302,500	(3)	$—	$6,733,334

Daniel MacLachlan (4)	2016	$171,667		$—		$—		$—	$171,667
Chief Financial Officer

Jeff Dell (5)	2016	$171,875		$—		$—		$—	$171,875
Chief Information Officer

Aaron Solomon (6)	2016	$158,000		$—		$—		$—	$158,000
Senior VP of Finance and Administration	2015	$99,104	(6)	$—		$841,500	(6)	$—	$940,604

Harry Jordan (7)	2016	$93,750	(7)	$—		$102,000	(7)	$—	$195,750
Chief Operating Officer

(1)	This column reflects the aggregate grant date fair value of stock awards granted in 2015 and 2016 computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, the Company used the closing price of the Company’s common stock on the grant date.
(2)	Mr. Brauser began service as the Company’s Executive Chairman on June 16, 2015. Mr. Brauser’s current annual salary is $25,000. The salary disclosed for 2015 reflects Mr. Brauser’s service from June 16, 2015 through December 31, 2015. Mr. Brauser was granted 175,000 RSUs on April 29, 2015 at a fair value of $6.50 per share, and 5,000,000 RSUs on November 16, 2015 at a fair value of $10.33 per share.
(3)	Mr. Dubner began service as the Company’s Co-Chief Executive Officer and Director on March 21, 2015, upon the consummation of the TBO Merger. Mr. Dubner’s current annual salary is $325,000. The salary disclosed for 2015 reflects Mr. Dubner’s service from March 21, 2015 through December 31, 2015. Mr. Dubner was granted 175,000 RSUs on April 29, 2015 at a fair value of $6.50 per share, and 500,000 RSUs on November 16, 2015 at a fair value of $10.33 per share.
(4)	Mr. MacLachlan began service as the Company’s Chief Financial Officer on March 29, 2016. Mr. MacLachlan’s current annual salary is $226,269. The salary disclosed in the table reflects Mr. MacLachlan’s service from March 29, 2016 through December 31, 2016.
(5)	Mr. Dell began service as the Company’s Chief Information Officer on September 13, 2016. Mr. Dell previously served as Interim Chief Information Officer and VP Information Security. Mr. Dell’s current annual salary is $215,000. The salary disclosed in the table reflects Mr. Dell’s service from January 1, 2016 through December 31, 2016.
(6)	Mr. Solomon was appointed Senior Vice President of Finance & Administration on March 29, 2016. Mr. Solomon previously served as the Company’s Interim Chief Financial Officer and Vice President of Finance & Administration. Mr. Solomon’s current annual salary is $158,000. The salary disclosed for 2015 reflects Mr. Solomon’s service from March 21, 2015 through December 31, 2015, and for 2016 reflects Mr. Solomon’s service from January 1, 2016 through December 31, 2016. Mr. Solomon was granted 50,000 RSUs on April 29, 2015 at a fair value of $6.50 per share, and 50,000 RSUs on November 16, 2015 at a fair value of $10.33 per share.
(7)	Mr. Jordan began service as the Company’s Chief Operating Officer on August 8, 2016. Mr. Jordan’s current annual salary is $225,000. The salary disclosed in the table reflects Mr. Jordan’s service from August 8, 2016 through December 31, 2016. Mr. Jordan was granted 100,000 RSUs on August 8, 2016 at a fair value of $5.17 per share.

(8)	Cash bonus of $100,000 paid to Mr. Dubner on consummation of the TBO Merger and cash bonus of $150,000 paid to Mr. Dubner upon completing a $10.0 million financing after the TBO Merger.
(9)	None of the executives serving the Company during 2014 and through completion of the TBO Merger served as a named executive officer during 2016 and as such neither this table nor the tables that follow include 2014 information.

GRANTS OF PLAN-BASED AWARDS — 2016

The following table sets forth each grant of an award made to a named executive officer for the fiscal year ended December 31, 2016 under any Company plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Units (#)		Grant Date Fair Value of Stock Awards (2)
Michael Brauser	—	—		$—
Derek Dubner	—	—		$—
Daniel MacLachlan	—	—		$—
Jeff Dell	—	—		$—
Aaron Solomon	—	—		$—
Harry Jordan	8/8/2016	100,000	(1)	$517,000	(1)

(1)	Represents RSUs granted on August 8, 2016, which vest in three equal annual installments beginning on August 8, 2017. Each RSU unit represents the right to receive one share of common stock upon vesting. The grant date fair value of the RSU grant was $5.17 per share.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for RSUs, we used the closing price of our common stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2016

The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 31, 2016.

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Michael Brauser	—	—	$—	—	6,116,666	$21,102,498
Derek Dubner	—	—	$—	—	616,666	$2,127,498
Daniel MacLachlan	—	—	$—	—	—	$—
Jeff Dell	—	—	$—	—	35,000	$120,750
Aaron Solomon	—	—	$—	—	83,333	$287,502
Harry Jordan	—	—	$—	—	100,000	$345,000

(1)	Represents RSUs granted under the 2015 Plan. The RSUs vest in three equal annual installments beginning on the date of grant, except for 5,000,000 RSUs granted outside of the 2015 Plan held by Mr. Brauser that vest in four equal annual installments beginning on the date of grant. Each RSU represents the right to receive one share of common stock upon vesting. Receipt of 5,000,000 shares of common stock has been deferred in connection with the vesting of Mr. Brauser’s RSUs.

(2)	Determined by multiplying the closing price of the Company’s common stock on December 30, 2016 ($3.45) by the number of shares of common stock underlying the RSUs.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth each exercise of stock options, SARs or similar instruments and each vesting of stock, RSUs and similar instruments by the named executive officers for the fiscal year ended December 31, 2016.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Michael Brauser	158,334		$582,587
Derek Dubner	458,334	(2)	$1,467,587
Daniel MacLachlan	100,000	(3)	$330,000
Jeff Dell	—		$—
Aaron Solomon	16,667	(4)	$82,168
Harry Jordan	—		$—

(1)	Amounts shown in these columns reflect RSU awards that vested during 2016. See the Compensation Discussion and Analysis — 2016 Compensation Policies for details on RSU awards.
(2)	176,488 shares of common stock were withheld upon vesting of the RSUs and delivery of the underlying shares in connection with the payment of a tax liability.
(3)	32,500 shares of common stock were withheld upon vesting of the RSUs and delivery of the underlying shares in connection with the payment of a tax liability.
(4)	5,441 shares of common stock were withheld upon vesting of the RSUs and delivery of the underlying shares in connection with the payment of a tax liability.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth information with respect to the value of payments or vesting acceleration, as applicable, such named executive officer would be entitled to receive assuming a qualifying termination or change in control, as applicable, as of December 31, 2016.

Name and Principal Position	Severance Amount ($)		Early Vesting of Stock Options	Early Vesting of Restricted Stock ($) (1)		Total ($)
Michael Brauser	$—		$—	$13,339,998	(2)(3)	$13,339,998
Derek Dubner	$243,750	(4)(5)	$—	$1,552,497	(2)(6)	$1,796,247
Daniel MacLachlan	$164,500	(4)(5)	$—	$—		$164,500
Jeff Dell	$—		$—	$97,749	(2)(7)	$97,749
Aaron Solomon	$—		$—	$229,998	(2)(8)	$229,998
Harry Jordan	$—		$—	$345,000	(2)(9)	$345,000

(1)	Calculated by multiplying early vesting of RSUs by $3.45, which is the closing price per share of our common stock on December 30, 2016.
(2)	In the event of a qualifying termination, all unvested RSUs at the time of termination shall expire and be forfeited immediately and returned to the Company. In the event of a change of control, all unvested RSUs shall immediately vest.
(3)	Reflects vesting of 5,175,000 RSUs of our common stock.
(4)	In accordance with Mr. Dubner’s and Mr. MacLachlan’s employment agreements effective December 31, 2016, upon termination without cause, or as a result of any successor refusing to accept assignment, termination for good reason or termination due to an Adverse Ruling (as defined below), base salary will be paid for the remainder of the respective employment term. The severance amount are $243,750 and $164,500 for Mr. Dubner and Mr. MacLachlan, respectively, assuming a qualifying termination as of December 31, 2016.
(5)	On April 11, 2017, employment agreements for Mr. Dubner and Mr. MacLachlan were amended, and in accordance with the employment agreements, as amended, upon termination without cause or if any successor of the Company refuses to accept assignment of the employment agreements, or if Mr. Dubner or Mr. MacLachlan terminates his respective employment agreement and employment with the Company for good reason or due to an Adverse Ruling (as defined below), the Company will pay to Mr. Dubner and Mr. MacLachlan the greater of (i) the applicable employee’s base salary for the remainder of the term in accordance with the Company’s payroll practices in effect from time to time and (ii) two (2) years of the applicable employee’s base salary. The severance amounts are $988,542 and $688,236 for Mr. Dubner and Mr. MacLachlan, respectively, assuming a qualifying termination as of April 18, 2017, the record date.
(6)	Reflects vesting of 449,990 RSUs of our common stock.
(7)	Reflects vesting of 28,333 RSUs of our common stock.
(8)	Reflects vesting of 66,666 RSUs of our common stock.
(9)	Reflects vesting of 100,000 RSUs of our common stock.

Executive Employment Agreements

Michael Brauser

Effective November 16, 2015, the Company entered into an employment agreement with Mr. Brauser in connection with his service as Executive Chairman. The employment agreement has an initial term of five years and automatically extends for successive one-year terms unless either party gives the other party six months written notice of termination before the expiration of the applicable one-year term or unless terminated earlier pursuant to the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brauser receives an annual salary of $25,000. Also, pursuant to the employment agreement, on November 16, 2015,

Mr. Brauser was granted 5.0 million RSUs outside of the 2015 Plan, subject to stockholder approval (the “Brauser RSUs”). The Brauser RSUs were approved at the 2016 Annual Meeting of Stockholders. The Brauser RSUs vest over a four-year period provided that the Company has gross revenue in excess of $100 million and positive EBITDA, after subtracting all charges for equity compensation paid to executives or other service providers of the Company, in any one fiscal year during the vesting period (the “Performance Vesting Conditions”). The Company determined the Performance Vesting Conditions were met, effective March 14, 2017, and as a result 1.25 million RSUs vested. Mr. Brauser has elected to defer delivery of any vested RSUs until his separation from service from the Company or death or disability. In addition, the Brauser RSUs will vest immediately upon: (i) a change in control (as defined below), (ii) a termination of Mr. Brauser’s employment without cause (as defined below), (iii) Mr. Brauser’s termination of his employment for good reason (as defined below), or (iv) his death or disability (as defined below) (the “Additional Vesting Conditions”). Shares of common stock underlying the vested RSUs will generally be issued upon the earlier of (i) a change in control (as defined below) or (ii) Mr. Brauser’s separation from service as defined under the Internal Revenue Code Section 409A, provided that the delivery of shares will be delayed until the earlier of (a) six months following separation from service or (b) Mr. Brauser’s death, if necessary to comply with the Internal Revenue Code Section 409A. The employment agreement also provides that Mr. Brauser may, at his option and in accordance with Internal Revenue Code Section 409A, elect to satisfy tax withholdings (including any FICA and related income tax withholding that may apply on the vesting, as opposed to settlement, of the Brauser RSUs) by having the Company withhold a number of shares having a fair market value equal to the minimum amount of such tax withholdings. Also, Mr. Brauser is eligible to participate in the Company’s existing and future benefit plans, policies or arrangements maintained by the Company and made available to employees generally and for the benefit of executives.

The Company may terminate Mr. Brauser’s employment and the employment agreement at any time during the term for cause (as defined below), effective immediately upon written notice to Mr. Brauser. Also, the Company may terminate Mr. Brauser’s employment and the employment agreement without cause (as defined below) upon ninety (90) days prior written notice to Mr. Brauser, and Mr. Brauser may terminate his employment and the employment agreement for good reason (as defined below). Pursuant to the employment agreement, good reason shall not exist unless and until Mr. Brauser provides the Company with written notice of the acts alleged to constitute good reason within thirty (30) days of his knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. Mr. Brauser must terminate his employment within ninety (90) days following the expiration of such cure period for the termination to be on account of good reason.

Additionally, Mr. Brauser’s employment and the employment agreement will automatically terminate upon Mr. Brauser’s death. Also, if Mr. Brauser becomes physically or mentally disabled so as to become unable for a period of more than three consecutive months or for shorter periods aggregating at least six months during any twelve-month period to perform his duties on a substantially full-time basis, his employment will terminate as of the end of such three-month or six-month period as applicable, and this will be considered a “disability” under the employment agreement. Such termination will not affect Mr. Brauser’s benefits under the Company’s disability insurance program, if any, then in effect.

In the event Mr. Brauser’s employment is terminated by the Company for cause, by Mr. Brauser without good reason or due to the expiration of the term of the employment agreement, Mr. Brauser is entitled to (i) his base salary earned but unpaid through and including the date of the termination of his employment and (ii) any benefits or payments to which Mr. Brauser is entitled under any Company plan, program, agreement or policy (“Accrued Benefits”). In the event Mr. Brauser’s employment is terminated by the Company without cause, by Mr. Brauser for good reason or as a result of Mr. Brauser’s death or disability during the term of the employment agreement, Mr. Brauser will be entitled to the Accrued Benefits and all outstanding awards granted to Mr. Brauser will immediately vest. As an additional prerequisite for receipt of benefits upon termination, Mr. Brauser must execute and deliver to the Company, and not revoke a general release within forty-five (45) days of his termination of employment.

For purposes of Mr. Brauser’s employment agreement, “cause” shall mean a good faith finding by the Board of the following: (i) a willful failure or refusal on executive’s part to perform executive’s duties under the agreement or to carry out the lawful directions of the Board; (ii) gross misconduct, willful dishonesty, theft, embezzlement or fraud on executive’s part against the Company or its subsidiaries or affiliates or in connection with executive’s employment having the effect of materially injuring the business of the Company; (iii) conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud, theft, or dishonesty; (iv) breach of any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; or (v) material breach of any provision of the agreement by executive and failure to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Company. For purposes of Mr. Brauser’s employment agreement, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company (or any act which the executive omits to do because of the executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company. The termination of employment shall not be deemed to be for cause unless and until (A) within a reasonable period of time prior to the Board meeting at which the Board will determine whether cause exists, the executive is provided written notice of such meeting and, unless prohibited by law, a reasonable opportunity to review prior to such meeting all information to be presented to the Board with respect to whether cause exists, (B) the executive is afforded the opportunity, together with counsel for the executive, to be heard before the Board, (C) there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, the executive committed the conduct that constitutes cause and specifying the particulars thereof in detail, and (D) if the conduct or act alleged to provide grounds for the executive’s termination for cause is curable in the discretion of the Board, the executive has not cured such conduct within thirty (30) days from the date of receiving a copy of the resolution adopted by the Board.

For purposes of Mr. Brauser’s employment agreement, “good reason” means a resignation by executive of executive’s employment following the occurrence of any of the following events: (i) without executive’s written consent, the material reduction of his authorities, duties, or responsibilities; (ii) without executive’s written consent, a reduction by the Company in the base salary as in effect immediately prior to such reduction; (iii) without executive’s written consent, a requirement by the Company that executive relocate his office to a location more than fifty (50) miles from its then-current location; or (iv) without executive’s written consent, any material breach of the agreement by the Company.

For purposes of Mr. Brauser’s employment agreement, a “change in control” shall mean:

(i) any one person, or more than one person acting as a group, acquires ownership of common stock of the Company that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional common stock by the same person or persons will not be considered a change in control under the employment agreement. Notwithstanding the foregoing, an increase in the percentage of common stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its common stock in exchange for property will be treated as an acquisition of common stock of the Company for purposes of this clause (i);

(ii) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in the employment agreement, the following shall not be treated as a change in control under this: (a) a transfer of assets from the Company to a stockholder of the Company (determined immediately before the asset transfer); (b) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (c) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company; or (d) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

Derek Dubner and Daniel MacLachlan

Below is a summary of Messrs. Dubner’s and MacLachlan’s employment agreements, as amended.

Effective April 11, 2017 (the “Effective Date”), the Company amended the employment agreements with each of Mr. Dubner (the “Dubner Agreement”) and Mr. MacLachlan (the “MacLachlan Agreement,” and together with the Dubner Agreement, the “Employment Agreements”) in connection with their service as Chief Executive Officer and Chief Financial Officer of the Company, respectively.

The term of the Employment Agreements commences on the Effective Date and ends on April 30, 2020, and automatically renews for successive one-year terms unless either party gives the other party 120 days’ written notice of termination before the expiration of the applicable one-year term or unless terminated earlier pursuant to the terms of the Employment Agreements.

Mr. Dubner receives an annual salary of $325,000. Pursuant to the Dubner Agreement, on November 15, 2015, Mr. Dubner was granted 500,000 RSUs under the 2015 Plan, subject to stockholder approval. The RSUs were approved at the 2016 Annual Meeting of Stockholders, vest over three years from the date of grant and are subject to the Performance Vesting Conditions (as defined above) and the Supplemental Vesting Conditions (as defined below). The Company determined the Performance Vesting Conditions were met, effective March 14, 2017, and as a result 166,667 RSUs vested. Pursuant to the Dubner Agreement, on April 13, 2017, Mr. Dubner was also granted 125,000 RSUs under the 2015 Plan (together with the previously granted RSUs, the “Dubner RSUs”). The Dubner RSUs vest in three approximately equal installments on June 1, 2017, 2018 and 2019, subject to the Supplemental Vesting Conditions (as defined below). Within 30 days of the effective grant date, Mr. Dubner may elect to defer delivery of any vested RSUs until a later date.

Mr. MacLachlan receives an annual salary of $226,269. Pursuant to the MacLachlan Agreement, on April 13, 2017, Mr. MacLachlan was granted 100,000 RSUs under the 2015 Plan (the “MacLachlan RSUs”). The MacLachlan RSUs vest in three approximately equal installments on June 1, 2017, 2018 and 2019, subject to the Supplemental Vesting Conditions (as defined below). Within 30 days of the effective grant date, Mr. MacLachlan may elect to defer delivery of any vested RSUs until a later date.

In addition, the Dubner RSUs and the MacLachlan RSUs will vest immediately upon: (i) a change in control (as defined below), (ii) a termination of such employee’s employment without cause (as defined below),

(iii) such employee’s termination of his employment for good reason (as defined below), (iv) his death or disability (as defined below), or (v) a termination of such employee due to an “Adverse Ruling” (as defined below) (the “Supplemental Vesting Conditions”). Shares of common stock underlying the vested RSUs will generally be issued upon the earlier of (i) a change in control (as defined below) or (ii) such employee’s separation from service as defined under the Internal Revenue Code Section 409A, provided that the delivery of shares will be delayed until the earlier of (a) six months following separation from service or (b) such employee’s death, if necessary to comply with the Internal Revenue Code Section 409A. Also, Messrs. Dubner and MacLachlan are eligible to participate in the Company’s existing and future benefit plans, policies or arrangements maintained by the Company and made available to employees generally and for the benefit of executives.

The Company may terminate the Employment Agreements and each of Mr. Dubner’s and Mr. MacLachlan’s employment at any time during the term for cause (as defined below). Also, the Company may terminate the Employment Agreements and each of Mr. Dubner’s and Mr. MacLachlan’s employment without cause (as defined below) or refusal to accept assignment.

The Company may terminate the Dubner Agreement and Mr. Dubner’s employment with the Company at any time if compelled by a final, non-appealable ruling of a court of competent jurisdiction finding Mr. Dubner’s employment by the Company to be a violation of Mr. Dubner’s confidentiality and/or other legal or fiduciary obligations to TLO, LLC (“TLO”) and/or TransUnion Risk and Alternative Data Solutions, Inc., its parent(s), subsidiaries or affiliates (collectively “TransUnion”) (for purposes of the Dubner Agreement, an “Adverse Ruling”).

The Company may also terminate the MacLachlan Agreement and Mr. MacLachlan’s employment with the Company at any time if compelled by a final, non-appealable ruling of a court of competent jurisdiction finding Mr. MacLachlan’s employment by the Company to be a violation of (i) Mr. MacLachlan’s confidentiality and noncompetition agreement with TLO, which was purportedly subsequently assumed by TransUnion as part of TransUnion’s acquisition of substantially all of the assets of TLO, or (ii) Mr. MacLachlan’s noncompetition and nonsolicitation agreement with TransUnion (for purposes of the MacLachlan Agreement, each an “Adverse Ruling”).

Each of Mr. Dubner and Mr. MacLachlan may terminate his employment and the respective Employment Agreement for good reason (as defined below).

Each of Mr. Dubner and Mr. MacLachlan may also terminate his employment and the respective Employment Agreement for any reason or for no reason at all; provided, however, that such employee provides the Company with at least sixty (60) days prior written notice.

Each of Mr. Dubner’s and Mr. MacLachlan’s employment and the Employment Agreements will automatically terminate upon Mr. Dubner’s or Mr. MacLachlan’s death, as applicable. The Company may terminate the Employment Agreements and each of Mr. Dubner’s and Mr. MacLachlan’s employment with the Company immediately upon a determination of Disability (as hereinafter defined). For purposes of the Employment Agreements, the employee has a “Disability” if, for physical or mental reasons, such employee is unable to perform the essential duties required of the employee under the Employment Agreements, as applicable, even with a reasonable accommodation, for a period of six (6) consecutive months or a period of 180 days during any twelve-month period, as determined by an independent medical professional mutually acceptable to the parties. The applicable employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

Upon termination of the Employment Agreements due to Mr. Dubner’s or Mr. MacLachlan’s death or Disability, as applicable, the Company shall pay to the applicable employee’s estate such employee’s base salary accrued through the date of the employee’s death or Disability, as applicable. In the event Mr. Dubner’s or

Mr. MacLachlan’s employment is terminated by the Company for cause, the Company shall pay to the applicable employee such employee’s base salary and benefits accrued through the date of such employee’s termination.

In the event the Company terminates the Employment Agreements without cause or any successor of the Company refuses to accept assignment of the Employment Agreements, or if Mr. Dubner or Mr. MacLachlan terminates his respective Employment Agreement and employment with the Company for good reason or due to an Adverse Ruling, the Company shall pay to such employee the greater of (x) the applicable employee’s base salary for the remainder of the term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the applicable employee’s base salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the applicable employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B to each of the Employment Agreements (the “NDA”).

In the event Mr. Dubner or Mr. MacLachlan terminates his respective Employment Agreement and employment with the Company for any reason during the term of his applicable Employment Agreement, the Company shall pay to Mr. Dubner or Mr. MacLachlan, as applicable, such employee’s base salary through the date of such employee’s termination.

For purposes of the Employment Agreements, “cause” is defined as: (1) employee’s conviction of or plea of guilty or nolo contendere to a felony which involves moral turpitude or results in material harm to the Company, (2) employee’s fraud against the Company, theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or any breach of fiduciary duty owed to the Company, or engagement in misconduct that is materially injurious to the Company, including any violation of any of the restrictions set forth in the NDA, (3) employee’s gross negligence of his duties or willful misconduct in the performance of his duties under the Employment Agreements, as applicable, and (4) employee’s material breach of the Employment Agreements, as applicable.

For purposes of the Employment Agreements, Mr. Dubner or Mr. MacLachlan shall have “good reason” to terminate the respective Employment Agreement and his employment if (a) there is a material diminution in such employee’s (i) duties, responsibilities or title, or (ii) authority to make decisions or implement strategies within the scope of his duties and responsibilities; (b) there is a breach of a material term of the Employment Agreement by the Company and the Company fails to cure such breach within ten (10) days of receipt of written notice from the applicable employee; (c) the Company reduces the applicable employee’s base salary as in effect from time to time, without such employee’s prior written consent; or (d) the Company requests that the applicable employee participate in an unlawful act.

For purposes of the Employment Agreements, a “change in control” shall mean:

(i) any one (1) person, or more than one (1) person acting as a group, acquires ownership of common stock of Company or any material subsidiary that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of Company or such subsidiary; provided, however, that if any one (1) person, or more than one (1) person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of Company, the acquisition of additional common stock by the same person or persons will not be considered a change in control under the Employment Agreements;

(ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of the Company or any material subsidiary (together with any new or replacement directors whose election by the applicable board, or whose nomination for election by Company’s or any material subsidiary’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) assets from the Company or any material subsidiary outside of the ordinary course of business, that have a gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company or such material subsidiary immediately prior to such acquisition or acquisitions. “Gross fair market value” means the value of the assets of the Company or any material subsidiary, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in the Employment Agreements, the following shall not be treated as a change in control under the Employment Agreements:

(A) a transfer of assets from the Company or any material subsidiary to a shareholder of the Company (determined immediately before the asset transfer);

(B) a transfer of assets from the Company or any material subsidiary to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or such material subsidiary;

(C) a transfer of assets from the Company or any material subsidiary to a person, or more than one (1) person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company or material subsidiary; or

(D) a transfer of assets from the Company or material subsidiary to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

However, to the extent necessary for the Employee to avoid adverse tax consequences under Section 409A of the Internal Revenue Code, and its implementing regulations and guidance, a change of control shall not be deemed to occur unless it constitutes a “change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. Section 1.409A-3(i)(5), as revised from time to time.

Proposal 2

NON-BINDING ADVISORY VOTE

“SAY ON PAY”

The SEC rules and regulations require all public companies to hold a nonbinding advisory stockholder vote to approve the compensation of executive officers as described in the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). At the Meeting, the Company will present its Say on Pay proposal for approval.

This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Cogint, Inc. approve, on an advisory basis, the compensation of its named executive officer, as disclosed in the Cogint, Inc. Proxy Statement for the 2017 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the information included in the compensation tables, the potential payments upon termination or change in control table and any related information found in the proxy statement of Cogint, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee, or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The advisory vote on the Say on Pay proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Meeting and entitled to vote.

The Board unanimously recommends a vote “FOR” the Say on Pay proposal.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of April 18, 2017 (the “Record Date”) by (i) all current directors, (ii) all named executive officers, (iii) all current executive officers and directors of the Company as a group, and (iv) each person known by the Company to beneficially own in excess of 5% of the Company’s outstanding common stock. Unless noted otherwise, the corporate address of each person listed below is 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431.

The Company does not know of any other beneficial owner of more than 5% of the outstanding shares of common stock other than as shown below. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Named Executive Officers, Directors and Nominees	Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Michael Brauser (2)	3,848,656	(3)	7.0%
Derek Dubner (4)	514,635	(5)	*
Jeff Dell	33,427	(6)	*
Aaron Solomon	52,953	(7)	*
Dr. Phillip Frost	15,721,541	(8)	28.7%
Steven D. Rubin	251,922	(9)	*
Robert N. Fried	397,672	(10)	*
Ryan Schulke	8,064,537	(11)	14.7%
Donald Mathis	18,334	(12)	*
Robert Swayman	94,797	(13)	*
Peter Benz	33,334	(14)	*
Daniel MacLachlan	103,833	(15)	*
Harry Jordan	226,667	(16)	*
All directors and executive officers as a group (12 persons)	29,309,355	(17)	53.3%

5% Holders
Frost Gamma Investment Trust	15,721,541	(18)	28.7%
Matthew Conlin	7,475,020	(19)	13.7%

*	The person beneficially owns less than 1% of the Company’s outstanding common shares.
(1)	Based on 54,740,998 shares of common stock outstanding at the Record Date.
(2)	Mr. Brauser’s shares do not include (i) 2,000,000 Restricted Stock Units (“RSUs”) owned by Marlin Capital, of which Mr. Brauser is a manager, and of which 1,000,000 RSUs are vested as of the Record Date but subject to deferred delivery, (ii) 3,891,665 unvested RSUs in Mr. Brauser’s name, and (iii) 1,250,000 RSUs held in Mr. Brauser’s name which are vested as of the Record Date but subject to deferred delivery.
(3)	Mr. Brauser’s shares include (i) 2,144,645 shares held by Grander Holdings, Inc. 401K, of which Mr. Brauser is the trustee, (ii) 1,373,646 shares held by Birchtree Capital, LLC, of which Mr. Brauser is the manager, (iii) 280,568 shares held by Mr. Brauser directly, (iv) 16,259 shares held directly through BSIG, LLC of which Mr. Brauser owns a 50% interest and (v) 41,667 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Brauser may elect to defer delivery of any vested RSUs until a later date. Mr. Brauser disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have.
(4)	Mr. Dubner served as our Co-Chief Executive Officer from March 21, 2015 until March 9, 2016, when he was named Chief Executive Officer.
(5)

Mr. Dubner’s shares do not include 58,332 unvested RSUs that vest on March 21, 2018, 333,333 RSUs that vest in two annual installments beginning on November 16, 2017, and 83,333 RSUs that vest in two annual installments beginning on June 1, 2018. Mr. Dubner’s shares include 41,667 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Dubner may elect to defer delivery of any vested RSUs until a later date.
(6)	Mr. Dell’s shares do not include 15,000 unvested RSUs that vest in three equal annual installments beginning on August 22, 2017, 13,333 RSUs that vest in two annual installments beginning on November 16, 2017 and 26,667 RSUs that vest in two annual installments beginning on June 1, 2018. Mr. Dell’s shares include 13,333 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Dell may elect to defer delivery of any vested RSUs until a later date.
(7)	Mr. Solomon’s shares do not include 16,666 unvested RSUs that vest on March 21, 2018, 20,000 RSUs that vest in two annual installments beginning on June 1, 2018 and 33,333 RSUs that vest in two annual installments beginning on November 16, 2017. Mr. Solomon’s shares include 10,000 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Solomon may elect to defer delivery of any vested RSUs until a later date.
(8)	Dr. Frost’s shares do not include 3,000,000 vested but deferred RSUs owned by Frost Gamma Investment Trust (“Frost Gamma”) and 33,333 RSUs that vest in two annual installments beginning on June 1, 2018. Dr. Frost’s shares include 16,667 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Dr. Frost may elect to defer delivery of any vested RSUs until a later date.
(9)	Mr. Rubin’s shares include vested options to purchase 32,000 shares of common stock, and do not include 25,000 unvested RSUs that vest on March 21, 2018, 100,000 RSUs that vest in three annual installments beginning on November 16, 2016 but are subject to deferred delivery, 13,333 RSUs that vest in two annual installments beginning on June 1, 2018 and 5,000 RSUs that vest on January 1, 2018. Mr. Rubin’s shares include 6,667 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Rubin may elect to defer delivery of any vested RSUs until a later date.
(10)	Mr. Fried’s shares do not include 16,666 unvested RSUs that vest on March 21, 2018, 13,333 RSUs that vest in two annual installments beginning on November 16, 2017 and 10,000 RSUs that vest in two annual installments beginning on June 1, 2018. Mr. Fried’s shares include vested options to purchase 32,000 shares of common stock and 5,000 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Fried may elect to defer delivery of any vested RSUs until a later date.
(11)	Mr. Schulke’s shares include (i) 6,064,537 shares held directly, (ii) 2,000,000 shares held by RSMC Partners, LLC, of which Mr. Schulke is a member and do not include (i) 550,000 RSUs that vest over a three-year period of 30% on January 1, 2017, 30% on January 1, 2018 and 40% on January 1, 2019 but are subject to deferred delivery, and (ii) 50,000 RSUs that vest in three annual installments beginning on February 1, 2018. Mr. Schulke disclaims beneficial ownership of the shares held by RSMC Partners, LLC except to the extent of any pecuniary interest he may have.
(12)	Mr. Mathis’ shares do not include 16,666 RSUs that vest in two annual installments beginning on December 9, 2017, 10,000 RSUs that vest in two annual installments beginning on June 1, 2018, and 5,000 RSUs that vest on January 1, 2018. Mr. Mathis’ shares include 5,000 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Mathis may elect to defer delivery of any vested RSUs until a later date.
(13)	Mr. Swayman’s shares include 8,333 RSUs that are expected to vest on June 16, 2017, 16,259 shares held directly through BSIG, LLC of which Mr. Swayman owns a 50% interest and 5,000 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Swayman may elect to defer delivery of any vested RSUs until a later date. Mr. Swayman’s shares do not include 8,333 unvested RSUs that vest on June 16, 2018, 5,000 RSUs that vest in three annual installments beginning on November 16, 2016 but are subject to deferred delivery, 10,000 RSUs that vest in two annual installments beginning on June 1, 2018, and 5,000 RSUs that vest on January 1, 2018. Mr. Swayman disclaims beneficial ownership of the shares held by BSIG, LLC except to the extent of any pecuniary interest he may have.

(14)	Mr. Benz’s shares include 8,333 RSUs that are expected to vest on June 16, 2017, and 5,000 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Benz may elect to defer delivery of any vested RSUs until a later date. Mr. Benz’s shares do not include 8,333 unvested RSUs that vest on June 16, 2018, 3,333 RSUs that vest in two annual installments beginning on November 16, 2017, 10,000 RSUs that vest in two annual installments beginning on June 1, 2018 and 10,000 RSUs that vest on January 1, 2018.
(15)	Mr. MacLachlan’s shares include 3,000 shares held in an IRA and 33,333 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. MacLachlan may elect to defer delivery of any vested RSUs until a later date. Mr. MacLachlan’s shares do not include 66,667 RSUs that vest in two annual installments beginning on June 1, 2018.
(16)	Mr. Jordan’s shares include (i) 110,000 shares held in a revocable trust for the benefit of Mr. Jordan, of which Mr. Jordan is the trustee, (ii) 100,000 shares held in a revocable trust for the benefit of Mr. Jordan’s spouse, of which Mr. Jordan’s spouse is the trustee and (iii) 16,667 RSUs that are expected to vest on June 1, 2017, which were granted on April 13, 2017. Within 30 days of the effective grant date, Mr. Jordan may elect to defer delivery of any vested RSUs until a later date. Mr. Jordan’s shares do not include 100,000 unvested RSUs that vest in three annual installments beginning August 8, 2017 and 33,333 RSUs that vest in two annual installments beginning on June 1, 2018.
(17)	Includes vested options to purchase 64,000 shares of common stock.
(18)	Frost Gamma beneficially owns 15,721,541 shares. Dr. Frost is the trustee of Frost Gamma. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Frost Gamma’s address is 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137.
(19)	Mr. Conlin’s shares include (i) 5,455,020 shares held directly, (ii) 20,000 shares held by Conlin Family Foundation Trust in which the Mr. Conlin serves as co-trustee and (iii) 2,000,000 shares held by RSMC Partners, LLC, of which Mr. Conlin is a member, and do not include (i) 550,000 RSUs that vest over a three-year period of 30% on January 1, 2017, 30% on January 1, 2018 and 40% on January 1, 2019 but are subject deferred delivery, and (ii) 50,000 RSUs that vest in three annual installments beginning on February 1, 2018. Mr. Conlin disclaims beneficial ownership of the shares held by RSMC Partners, LLC except to the extent of any pecuniary interest he may have.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers of the Company and ten percent stockholders of the Company to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company with the SEC. Directors, executive officers, and ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to the year ended December 31, 2016, the Company is not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of the Company’s equity securities, other than two transactions on a Form 4 which was filed late by Ryan Schulke, one transaction on a Form 4 which was filed late by Matthew Conlin, one transaction on a Form 4 which was filed late by Michael Brauser and one transaction on a Form 4/A which was filed late by Michael Brauser.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews and approves transactions in which the Company was or is to be a participant, where the amount involved exceeded or will exceed $120,000 annually and any of its directors, executive officers or their immediate family members had or will have a direct or indirect material interest. The

Company has a written policy stating that the Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. The related party transaction will not be approved unless at a minimum it is for the Company’s benefit and is upon terms no less favorable to the Company than if the related party transaction was with an unrelated third party.

Earn-out Shares

On March 11, 2016, the Company issued 900,108 shares of common stock subject to an earn-out to Frost Gamma, and 1,800,220 Series A earn-out shares to certain investors (which were subsequently converted to 1,800,220 shares of common stock), including 567,069 shares to Grander Holdings, Inc. 401K, an entity owned by Michael Brauser, the Executive Chairman of the Board of Directors, upon a determination by the Board of Directors that certain financial targets had been achieved as set forth in the TBO Merger Agreement.

Business Consulting Agreement

On October 13, 2014, the Company entered into a business consulting services agreement with Marlin Capital for a term of four years (the “Marlin Consulting Agreement”). Under the Marlin Consulting Agreement, Marlin Capital serves in the capacity of a strategic advisor to TBO and provides services such as recommendations on organizational structure, capital structure, future financing needs, and business strategy. The Marlin Consulting Agreement provided for equity compensation issued to Marlin Capital in the amount of 2,000,000 RSUs of TBO. The Company assumed these RSUs in the TBO Merger and the RSUs represent the right to receive 2,000,000 shares of the Company’s common stock. The RSUs vest on four equal annual installments beginning October 13, 2015 only if certain performance goals of the Company are met. The shares underlying such RSUs will not be delivered until October 13, 2018, unless there is a change of control of the Company. The Company recognized share-based compensation expenses of $1,252,000 for the year ended December 31, 2016.

Conversion of Series B Preferred

On February 22, 2016, the Company’s Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), 450,962 shares in total, including 141,430 shares previously issued to Frost Gamma in relation to certain financial arrangements, and 156,544 and 105,704 shares previously issued to Ryan Schulke, Chief Executive Officer of Fluent, and Matthew Conlin, President of Fluent, respectively, in connection with the Fluent Acquisition, automatically converted into the Company’s common stock, by multiplying each such share of Series B Preferred by 50.

Warrant Exchange

On March 11, 2016, 524,750 shares of common stock were issued to Frost Gamma in exchange for the surrender of a warrant to purchase common stock, with one share of common stock issued for each share of common stock available for purchase under the warrant. No additional consideration was paid by Frost Gamma and the warrants were cancelled upon the exchange.

Others

Effective on August 1, 2015, the Company entered into a consulting agreement with DAB Management Group Inc. (“DAB”) for DAB to provide consulting services related to business development, future acquisitions and strategic transactions for a term of six months, and shall automatically renew for additional six month periods, unless either party provides written notice to the other of its intent not to renew not fewer than 30 days prior to the expiration of the then current term (the “DAB Agreement”). DAB is owned by Daniel Brauser, a director of the Company at the time the DAB Agreement was entered into and the son of Michael Brauser, Executive Chairman of the Company. Under the DAB Agreement, the consulting service fee is $20,000 per month. The Company recognized a consulting service fee of $240,000 for the year ended December 31, 2016.

In October 2015, the Company entered into a Non-Exclusive Aircraft Dry Lease Agreement with Brauser Aviation, LLC, an affiliated entity of our Executive Chairman, to pay a set hourly rate for Company-related usage of the aircraft. The Company recognized aircraft lease fee of $216,000 for the year ended December 31, 2016.

OTHER MATTERS

A copy of our Form 10-K for the year ended December 31, 2016, without exhibits, is being mailed with this proxy statement. Stockholders are referred to the Form 10-K for financial and other information about the Company.

Additional copies of our Form 10-K for the year ended December 31, 2016 may be obtained without charge by writing to Joshua Weingard, Corporate Counsel, 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431. Exhibits will be furnished upon request. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

We will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission, but such persons will not receive any special compensation for such services. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK *** EASY *** IMMEDIATE

24 Hours a Day, 7 Days a Week or by Mail

COGINT, INC.	As a stockholder of Cogint, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 12, 2017.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE LISTED AND “FOR” PROPOSAL 2.

Proposal 1 – To elect the nine (9) directors listed below to Cogint Inc.’s Board of Directors to serve for a one year term until Cogint Inc.’s 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified.	FOR ALL Nominees ☐	WITHHELD as to All Nominees ☐

NOMINEES: (1) Michael Brauser (2) Dr. Phillip Frost (3) Derek Dubner (4) Ryan Schulke (5) Peter Benz (6) Robert N. Fried (7) Donald Mathis (8) Steven D. Rubin (9) Robert Swayman

Proposal 2 – Advisory approval of Cogint Inc.’s 2016 executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	Please check the box if you plan on attending the Annual Meeting.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL Nominees” and then strike a line through that nominee’s name in the list above)

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature                                                                  Signature, if held jointly                                                                                                Date                              , 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such

Important Notice Regarding the Availability of Materials for the Annual

Meeting of Stockholders to be held June 13, 2017

The Notice of the Annual Meeting of Stockholders, the Proxy Statement

and our Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.cogint.com

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD

COGINT, INC.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2017 ANNUAL MEETING OF STOCKHOLDERS

JUNE 13, 2017 (10:00 A.M. EASTERN TIME)

The undersigned hereby appoints Derek Dubner and Joshua Weingard and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting (the “Meeting”) of Stockholders of Cogint, Inc. (the “Company”) to be held on June 13, 2017 (10:00 a.m. Eastern Time) at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, and at any adjournments thereof, and to vote all shares of common stock of the Company held of record by the undersigned at the close of business on April 18, 2017 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the Meeting and on matters incident to the conduct of the Meeting. Any proxy heretofore given by the undersigned with respect to such shares of common stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

AND RETURN IT IN THE ENCLOSED ENVELOPE

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED BUT NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSAL 2.

(Continued and to be marked, dated, and signed on the other side)